Exhibit 10.4

THIRD AMENDMENT
TO THE
M/I HOMES, INC. 401(k) PROFIT SHARING PLAN

(As Restated Effective as of January 1, 1997)

WHEREAS, M/I Homes, Inc. (the “Sponsor”) sponsors the M/I Homes, Inc. 401(k) Profit Sharing Plan (the “Plan”); and

WHEREAS, the Plan provides that the Sponsor may amend the Plan; and

WHEREAS, the Plan has been amended and restated effective as of January 1, 1997, and further amended by the First Amendment to the Plan to conform the Plan to the laws known as EGTRRA, the Second Amendment to the Plan, and an numbered amendment to conform the Plan to the final regulations under Section 401(a)(9) of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, the Sponsor desires to amended the Plan in order to comply with the regulations under the automatic rollover safe harbor provisions of Code Section 401(a)(31)(A) and applicable regulations thereunder;

NOW THEREFORE, effective on and after March 28, 2005, the Plan shall be amended by deleting Section 11.04 in its entirety, and replacing it with the following:

11.04 Consent and Cash-Out Requirements

If a Participant is eligible to receive a distribution pursuant to Section 6, 7, 8 or 9.01 and the value of his vested Account does not exceed $1,000, the Participant (or Beneficiary in the case of the Participant’s death) will receive a distribution of his vested Account in the form of a lump sum as soon as administratively feasible following the date he is first eligible to receive a distribution from the Plan.

If a Participant is eligible to receive a distribution pursuant to Section 6, 7, 8 or 9.01, or is otherwise eligible to receive a distribution from his Account, and the value of his vested Account exceeds $1,000, the Participant must consent to the receipt of a distribution made from the Plan if distributed prior to the later of the date the Participant attains his Normal Retirement Age or age 62, except that the consent of the Participant is not required prior to the commencement of a distribu-tion pursuant to Code Section 401(a)(9) or 415.

A Participant’s election to receive a distribution from the Plan prior to his attainment of the later of age 62 or his Normal Retirement Age will not be valid unless (a) the Participant has received a general description of the material features and the relative values of the forms of benefits (hereinafter referred to as “description”) under the Plan; and (b) the Participant has been informed that he has the right to postpone a distribution from the Plan until the later of age 62 or his Normal Retirement Age. The Participant will be provided with such description not less than 30 days and not more than 90 days prior to the date his benefits are scheduled to commence, provided that a distribution may be made to the Participant prior to such 30-day period, provided the Participant has been informed that he has a right to a period of at least 30 days after receiving the description to consider the decision of whether to elect a distribution from the Plan and the Participant, after receiving such information, affirmatively elects a distribution prior to such 30-day period.

IN WITNESS WHEREOF, the Sponsor has caused this Amendment to be executed by its duly authorized officer.

M/I Homes, Inc.

Date:

By:

Name:

Title: